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Exhibit 23.1

ACCOUNTANTS' CONSENT

We consent to the use and incorporation by reference in: (i) registration statements (Nos. 333-112729, 333-111991, 333-112729, 333-109925, 333-108422, 333-106252, 333-100583, 333-89985, 333-47074, and 333-34020) on Form S-3, including the prospectuses contained therein, and (ii) registration statements (Nos. 333-100582, 333-87714, 333-83287, 333-66995, 333-56308, and 333-35306) on Form S-8 of 24/7 Real Media, Inc. of our report dated August 13, 2004 relating to the statement of financial position of Decide Holdings Pty Limited and its controlled entities as of June 30, 2004 and 2003 and the related statements of financial performance and cash flows for the years then ended, which report appears as Exhibit 99.2 in the Current Report on Form 8-K/A of 24/7 Real Media, Inc. dated September 30, 2004.

/s/ BDO

BDO
Chartered Accountants

Sydney, Australia
September 30, 2004

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  Exhibit 23.1